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                                                                   EXHIBIT 10.16


                               CheMatch.com, Inc.
                        2900 North Loop West, Suite 1120
                                Houston, TX 77092


                                                              Carl D. McCutcheon
                                           President and Chief Executive Officer


January 19, 2000

Mr. Ernst Jung
Bayer AG
KP-AKV
Building W 1
D-51368 Leverkusen

Gentlemen:

         This letter will evidence our mutual understanding and agreement with respect to the strategic alliance (the "Strategic Alliance") between CheMatch.com, Inc., a Delaware corporation (the "Company") and Bayer AG ("Purchaser").

1.       Purchase of Company Common Stock by Purchaser.
         ---------------------------------------------

          (a) Purchaser hereby agrees to purchase 204,291 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to a Subscription Agreement (in the form attached hereto as Exhibit A) for $2,000,008.89 in cash.

          (b) Following such payment, a dollar-for-dollar credit will accrue to Purchaser's trading account against which one-sided commissions generated by Purchaser pursuant to that certain Participant Agreement between Purchaser and the Company (the "Participant Agreement"), will be debited. Any credit attributable to payments on the Note that remain in Purchaser's trading account as of December 31, 2001 will be cancelled.

2.       Other Obligations and Agreements.
         --------------------------------

          (a) Use of Names. Neither party to this agreement may reference the other party to this agreement in presentations, advertising, promotions or other published information without the other party's prior consent (which consent shall not be unreasonably withheld); provided, however, that either party may make such disclosure if in the reasonable opinion of such party's counsel such disclosure is required by law under the circumstances.

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          (b)  Trading Use. Purchaser shall use the Company's trading platform as the preferred platform for e-Commerce trading for all the products traded on the Company's platform from the date hereof through December 31, 2001 for any products that it buys, sells, trades, auctions, reverse auctions or otherwise transfers using e-Commerce to the extent such products are then traded over the Company's system.

3.       Miscellaneous.
         -------------

          (a) The Strategic Alliance, this letter agreement and all documentation contemplated by this letter shall be governed by the laws of the State of Texas, without regard to any conflict of laws principles.

          (b) Each of Purchaser and the Company will bear its own costs and expenses of the preparation of the documentation and performance of the obligations set forth in this letter.

         If this letter correctly sets forth our understanding, please indicate your acceptance by executing this letter in the space provided below.


                                              Very truly yours,

                                              /s/ CARL D. MCCUTCHEON

                                              Carl D. McCutcheon



ACCEPTED AND AGREED TO
THIS 24th DAY OF JANUARY, 2000:


BAYER AG


By: /s/ ERNST JUNG
   -----------------------------------------
Name: Ernst Jung
Title: KP-AKV

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